Exhibit 10.4

Execution Version

WORKING CAPITAL LOAN AGREEMENT

This WORKING CAPITAL LOAN AGREEMENT (as the same may be amended, supplemented and restated from time to time, this “Agreement”) is made as of November 13, 2018 (the “Effective Date”), between Equitrans Midstream Corporation, a Pennsylvania corporation (“Lender”), and EQGP Holdings, LP, a Delaware limited partnership (“Borrower”).   Capitalized terms used but not defined in the body of this Agreement have the meanings given to them in Exhibit A and shall be subject to the rules of construction set forth therein.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lender and Borrower agree as follows:

1.                                      Loans.  Subject to the terms and conditions of this Agreement, from time to time during the period from the Effective Date to the date that is the earlier of (a) October 31, 2023 or (b) the date specified by Lender to Borrower with at least 90 days’ prior written notice (such earlier date, the “Maturity Date”), Lender agrees to make loans (“Loans”) to Borrower in an aggregate principal amount outstanding not to exceed $20,000,000 at any time. Within the foregoing limits, Borrower may borrow, repay and reborrow Loans in accordance with the terms and conditions hereof.  Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.                                      Repayment of the Loans.  Borrower shall repay the then-outstanding principal balance of the Loans, together with interest accrued and outstanding thereon and any other sums due hereunder, on the Maturity Date or such earlier date upon which the maturity of the Loans may have been accelerated pursuant to Section 8.

3.                                      Procedure for Borrowing.  Borrower may borrow Loans or continue Eurodollar Rate Loans or convert Eurodollar Rate Loans to Base Rate Loans or convert Base Rate Loans to Eurodollar Rate Loans on any Business Day (the date of any such borrowing, conversion or continuation, each a “Borrowing Date”) upon written notice (each a “Borrowing Notice”) to Lender no later than 11:00 am (Pittsburgh time) on the Business Day that is at least three Business Days before the requested Borrowing Date. Borrower shall give such notice in a form acceptable to Lender and each such Borrowing Notice shall specify (i) whether Borrower is requesting a Loan, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the location and number of Borrower’s account to which funds are to be disbursed.  If Borrower fails to specify a Type of Loan in a Borrowing Notice or if Borrower fails to give a timely notice requesting a conversion or continuation of any Eurodollar Rate Loan, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  A Loan may only be made in US Dollars.  Lender will make such Loans available to Borrower by wire transfer of immediately available funds to the domestic bank account of Borrower designated by Borrower in the applicable Borrowing Notice.

4.                                      Interest.

(a)   Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)    If any amount payable by Borrower under this Agreement is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.  Furthermore, while any Event of Default exists, Borrower shall pay interest on the principal amount of all outstanding Loans hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws (including the laws of the Commonwealth of Pennsylvania).  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)      Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Bankruptcy Law.  Interest shall be calculated on the basis of a 360-day year for the actual days elapsed.

5.                                      Increased Costs; Taxes; Prepayments of Loans.  Borrower shall pay increased costs on the Loans and taxes in connection with the Loans, in each case in accordance with the procedures and terms of the Revolving Credit Agreement as if the loans were loans thereunder and Lender were a lender thereunder.

Borrower may, at its option, as provided in this Section 5, at any time and from time to time prepay the Loans, in whole or in part, upon notice to the Lender specifying (i) the date and amount of prepayment and (ii) the respective amounts to be prepaid in respect of such Loans.  The payment amount specified in such notice shall be due and payable on the date specified.  All prepayments pursuant to this Section 5 shall include accrued interest on the amount prepaid to the date of prepayment.

6.                                      Borrower’s Representations and Warranties.  Borrower represents and warrants to Lender that:

(a)                                 Borrower (i) has been duly formed and is validly existing in good standing under the laws of the State of Delaware and (ii) is qualified to do business as a foreign entity in good standing in each jurisdiction of the United States in which the ownership of its properties or the conduct of its business requires such qualification and where the failure to so qualify would be reasonably expected to have a material adverse effect on Borrower and its subsidiaries, taken as a whole; and

(b)                                 this Agreement has been duly authorized, executed and delivered by Borrower and constitutes the valid and binding agreement of Borrower, enforceable in accordance with its terms.

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7.                                      Conditions of Lending.  The obligation of Lender to make any Loan is subject to the conditions precedent that:

(a)                                 Each of the representations and warranties set forth in Section 6 is true and accurate on and as of the date of the making of such Loan; and

(b)                                 no event has occurred and is continuing or would result from the proposed Loan that constitutes a Default or Event of Default.

8.                                      Events of Default.  If one or more of the following events of default (each an “Event of Default”) shall occur and be continuing:

(a)                                 Borrower shall default in any payment of principal when and as the payment shall become due and payable, or Borrower shall default in any payment of interest as required herein, or in the payment of any fees or other amounts, when the same shall become due and payable, and such default shall continue for a period of three Business Days;

(b)                                 Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of its property, (ii) admit in writing of its inability to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under any Bankruptcy Law, (v) file a petition seeking to take advantage of any other law providing for similar relief of debtors, or (vi) consent or acquiesce in writing to any petition duly filed against it in any involuntary case under any Bankruptcy Law; or

(c)                                  a proceeding or case shall be commenced, without the application or consent of Borrower in any court of competent jurisdiction seeking (i) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of its assets, or (iii) similar relief in respect of it, under any law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 60 days (or such longer period, so long as Borrower shall be taking such action in good faith as shall be reasonably necessary to obtain the timely dismissal or stay of such proceeding or case); or an order for relief shall be entered in an involuntary case under any applicable Bankruptcy Law, against Borrower; or

(d)                                 a Change of Control shall occur,

then and in each and every case Lender, by notice in writing to Borrower, may terminate the commitment of Lender hereunder and/or declare the unpaid balance of the Loans and any other amounts payable hereunder to be forthwith due and payable, and thereupon such balance shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived; but in the case of Section 8(b) and Section 8(c) above, the commitments of Lender hereunder shall automatically terminate and the Loans and any other amounts payable hereunder shall forthwith be due and payable.

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9.                                      Notices.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

if to Borrower, to it at 625 Liberty Avenue, Suite 2000, Pittsburgh, Pennsylvania 15222, Attention of the Chief Financial Officer.

if to Lender, to it at to it at 625 Liberty Avenue, Suite 2000, Pittsburgh, Pennsylvania 15222, Attention of the Chief Financial Officer.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other party hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Lender or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; but approval of such procedures may be limited to particular notices or communications.

10.                               Waivers; Amendments.  No failure or delay by Lender to exercise any right or power shall operate as a waiver thereof, nor shall any partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise of such right or power.  No waiver of any right or power of Lender in this Agreement shall be effective unless given in writing signed by Lender.  This Agreement may not be amended or modified except by a writing signed by the parties.

11.                               Expenses of Enforcement.  Borrower shall reimburse Lender on demand for any fees or other expenses of Lender in connection with the enforcement of this Agreement and the collection of the Loans and any other amounts due Lender hereunder.  Borrower agrees, to the fullest extent permitted by law, to indemnify and hold harmless Lender and each of its directors, officers, employees and agents (each an “Indemnified Party” ) from and against any and all claims, damages, liabilities and expenses (including without limitation fees and disbursements of counsel) arising out of or in connection with any investigation, litigation or proceeding (whether or not any Indemnified Party is a party) arising out of, related to or in connection with this Agreement, the Loans or any transaction in which any proceeds of all or any part of the Loans made hereunder are applied, but such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence, unlawful conduct or willful misconduct of such Indemnified Party.

12.                               Successors and Assigns.  This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and permitted assigns.  Borrower may not assign this Agreement or delegate any of its duties hereunder without the express written consent of Lender.

13.                               Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

14.                               Headings; Section References.  Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.  References to Sections in this Agreement are to Sections of this Agreement.

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15.                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

16.                               Entire Agreement.  This instrument and any other loan documents executed in connection herewith constitute the entire Agreement between Lender and Borrower relating to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties relating to the subject matter hereof.

17.                               No Third Party Beneficiaries.  The agreement of Lender to make Loans to Borrower on the terms and conditions set forth in this Agreement is solely for the benefit of Borrower and no other Person has any rights hereunder against Lender or with respect to the extension of credit contemplated hereby.

18.                               Special Exculpation.  No claim may be made by Borrower or any other Person against Lender or any of its directors, officers, employees, attorneys and agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or relating to this Agreement or any other financing document or the transactions contemplated hereby or thereby, or any act, omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

19.                               Waiver of Jury Trial.  Each of Borrower and Lender hereby irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

20.                               Severability.  If any term or provision of this Agreement shall be determined to be illegal or unenforceable, all other terms and provisions of this Agreement shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

21.                               Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.

[Remainder of page intentionally left blank; signature page follows.]

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In witness whereof the parties have caused this Agreement to be executed by their proper officers on the day and year first above written.

Equitrans Midstream Corporation

By:	/s/ Thomas F. Karam
Name:	Thomas F. Karam
Title:	President and Chief Executive Officer

EQGP Holdings, LP

By:	EQGP Services, LLC,
its general partner

By:	/s/ Kirk R. Oliver
Name:	Kirk R. Oliver
Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Working Capital Loan Agreement]

Exhibit A

As used in the Agreement to which this Exhibit A is attached, the following terms have the meanings indicated:

“Applicable Rate” shall mean, on any day and with respect to Base Rate Loans or Eurodollar Rate Loans, as the case may be, the “Applicable Rate” as defined in the Revolving Credit Agreement with respect to “Base Rate Loans” or “Eurodollar Rate Loans” as defined therein (which may be based on the Lender’s credit ratings, the consolidated leverage ratio of the Lender or other relevant financial metric, as set forth in such definition, if applicable).

“Base Rate” shall mean the “Base Rate” as defined in the Revolving Credit Agreement.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Bankruptcy Law” means Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Business Day” means any day that is not (i) a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to remain closed; or (ii) a day on which banks are not open for dealings in United States dollar deposits in the London interbank market.

“Change of Control” means (1) any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the General Partner’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the General Partner; (ii) the dissolution or liquidation of the General Partner; (iii) the consolidation or merger of the General Partner with or into another Person pursuant to a transaction in which the outstanding membership interests of the General Partner are changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding membership interests of the General Partner are changed into or exchanged for Voting Securities of the surviving entity or its parent and (b) Lender continues to own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving entity or its parent immediately after such transaction; and (iv) other than Lender and its affiliates, a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding membership interests of the General Partner, except in a merger or consolidation which would not constitute a Change of Control under clause (iii) above; and (2) any “Change of Control” as defined in the Revolving Credit Agreement.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; but with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable law.

“Eurodollar Rate” shall mean, with respect to any Interest Period, the “Fixed Period Eurodollar Rate” with respect to such Interest Period, as defined in the Revolving Credit Agreement.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate of interest based on the Eurodollar Rate.

“General Partner” means EQGP Services, LLC, a Delaware limited liability company (including any permitted successors and assigns under the Agreement of Limited Partnership of Borrower).

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; but if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, with respect to any Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by Borrower and notified to Lender in the Borrowing Notice; but:

(i)            any Interest Period which would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to the provisions of clause (i) above, end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          no Interest Period shall extend beyond the Maturity Date.

“Person” means a corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.

“Revolving Credit Agreement” at any time means the revolving credit agreement with the largest aggregate commitment amount to which Lender is then a party as the borrower, as amended, or if there is no such revolving credit agreement then in effect, the last revolving credit agreement to which Lender was a party as the borrower. As of the Effective Date, the Revolving Credit Agreement is the revolving credit agreement dated as of October 31, 2018 among, inter alia, Equitrans Midstream Corporation, PNC Bank, National Association, as Administrative Agent, and Lenders party thereto.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Voting Securities” means securities of any class of Person entitling the holders thereof to vote in the election of members of the board of directors or other similar governing body of the

Person, or in the case of a limited partnership, a majority of the general partner interests in such limited partnership.

If any term defined by reference to the Revolving Credit Agreement is not defined in the Revolving Credit Agreement then in effect, then such term shall have the meaning of the term then defined in (or other applicable clause or provision of) the Revolving Credit Agreement that most closely approximates such term as defined in the Revolving Credit Agreement as in effect on the date hereof, as determined by Lender.

The Base Rate and Eurodollar Rate shall be reasonably determined by Lender and such determination shall be conclusive absent manifest error.  If the terms “Base Rate” or “Eurodollar Rate” as defined in the Revolving Credit Agreement, or any component or input thereof, shall be unavailable, or if Lender is otherwise unable to calculate or determine such rate, including due to any circumstance described in Section 3.03 (Inability to Determine Rates) of the Revolving Credit Agreement as in effect on the date hereof (or similar provision), then Borrower and Lender shall mutually cooperate to determine such rate or a replacement rate of interest that most closely effectuates the intention of the parties as of the date hereof, namely, that (other than in a circumstance in which the Default Rate applies) the interest rate applicable to Loans hereunder shall match the Revolving Credit Agreement.